Exhibit 99.1

Date: August 29, 2025	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

EDWARD H. BAINE ELECTED TO THE HUBBELL INCORPORATED

BOARD OF DIRECTORS

SHELTON, CT. (August 29, 2025) – The Board of Directors of Hubbell Incorporated (NYSE: HUBB) announced today the election of Edward H. Baine as a Director of the company effective August 29, 2025. This addition to the Hubbell Board brings the total number of Directors to eleven, of which ten are independent.

Mr. Baine, 51, is currently the executive vice president-Utility Operations and president-Dominion Energy Virginia at Dominion Energy. Mr. Baine has led Utility Operations consisting of Dominion Energy Virginia and Dominion Energy South Carolina, together serving more than four million customer accounts – since January 1, 2025, as president, and has led Dominion Energy Virginia as president since 2020. Dominion Energy, Inc. (“Dominion Energy”) (NYSE: D), headquartered in Richmond, Va., provides regulated electricity service to 3.6 million homes and businesses in Virginia, North Carolina, and South Carolina, and regulated natural gas service to 500,000 customers in South Carolina.

Hubbell’s Chairman, President and CEO, Gerben Bakker said, “Ed brings extensive expertise in the utility industry and has deep technical understanding and broad operational leadership experience from his long tenure with Dominion Energy. Hubbell’s ongoing focus on serving our customers with critical infrastructure solutions enabling grid modernization and electrification, while driving operational excellence and delivering long-term value for our shareholders will be well served by Ed’s experience and expertise. On behalf of the Board of Directors, I am happy to welcome Ed to Hubbell.”

Mr. Baine began his career with Dominion Energy as an intern while a student at Virginia Polytechnic Institute and State University and joined the company full-time in 1995 as an associate engineer after earning a bachelor’s degree in electrical engineering. In his thirty-plus year career with Dominion Energy, Mr. Baine has held numerous engineering, operational, and senior management positions. Mr. Baine completed the advanced management program at Duke University’s Fuqua School of Business and is a registered professional engineer in Virginia. Mr. Baine also serves on the boards of various civic and business organizations.

About Hubbell Incorporated

Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2024 revenues of $5.6 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato

Hubbell Incorporated

40 Waterview Drive

P.O. Box 1000

Shelton, CT 06484

(475) 882-4000